CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES M1 CONVERTIBLE PREFERRED STOCK

                                       of

                                   TREEV, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)




         TREEV, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.0001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Series M1 Convertible Preferred Stock:


                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 1,000 shares of Preferred Stock, is the Series M1 Convertible Preferred Stock (the "Series M1
Preferred Stock") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "Face Amount"). The Holder will be issued shares of the Series M1 Preferred Stock in denominations of 100 shares. No other Series M1 Preferred Stock shall be issued without the consent of Fred Kassner (the "Holder").



                                II. NO DIVIDENDS

         The Series M1 Preferred Stock will bear no dividends, and the holders of the Series M1 Preferred Stock shall not be entitled to receive dividends on the Series M1 Preferred Stock.


                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before Midnight, New York City time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined in Paragraph D of Article IV).

         B. "Conversion Price" means a price equal to $.8125 per share of Common Stock.

         C. "N" means the number of days from, but excluding, the date of original issuance of such share of Series M1 Preferred Stock.

         D. "Premium" means an amount equal to (.0850) x(N/365)x(1,000).


                                 IV. CONVERSION

          A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series M1 Preferred Stock may, at any time and from time to time, convert (an "Optional Conversion") each of its shares of Series M1 Preferred Stock into a number of fully paid and nonassessable shares of Common Stock at $.8125 per share if the Corporation timely redeems the Premium thereon in cash or Common Stock, at the sole option of the Company. Each 100 shares of the Series M1 Preferred Stock is convertible into 123,070 shares of Common Stock. The Premium, if paid in Common Stock, shall be determined by dividing the total amount of the accrued Premium as of the date the Notice of Conversion is received by 95% of the bid price for the Common Stock as of that date.

 (ii) (a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion or in the event of a Required Conversion at Maturity, to redeem any portion of the Premium subject to such conversion for a sum of cash or Common Stock, at the sole option of the Company, equal to the amount of the Premium being so redeemed. In the event that the Corporation elects to pay the Premium in Common Stock, the number of shares of Common Stock issued shall be equal to the total dollar amount of the Premium divided by 95% of the then-current bid price for the Common Stock on that date the Notice of Conversion is received. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice).

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series M1 Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Article XII.B).

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series M1 Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the second business day following the later of (a) the Conversion Date and
(b) the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XII.B) (the "Delivery Period"), issue and deliver to the holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series M1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series M1 Preferred Stock not being converted, if any. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

                  (ii) Taxes. The Corporation shall pay any and all taxes and all other reasonable expenses which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series M1 Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series M1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series M1 Preferred Stock shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Required Conversion at Maturity. Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series M1 Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by the holders of such shares of Series M1 Preferred Stock and (iii) eligible to be traded on either the Nasdaq, the New York Stock Exchange or the American Stock Exchange, each share of Series M1 Preferred Stock issued and outstanding on the fourth anniversary of the execution date (the "Maturity Date"), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion rate set forth in Paragraph A of this Article IV (the "Required Conversion at Maturity"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series M1 Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; provided, however, that the holders of Series M1 Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent.


                    V. RESERVATION OF SHARES OF COMMON STOCK

         Upon the initial issuance of the shares of Series M1 Preferred Stock, the Corporation shall reserve 1,730,769 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series M1 Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series M1 Preferred Stock outstanding at the then current Conversion Price.


                      VI. REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "Redemption Event"):

                   (i) the Corporation fails, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series M1 Preferred Stock upon conversion of the Series M1 Preferred Stock as and when required by the Securities Purchase Agreement;

                  (ii) the Corporation provides notice to any holder of Series M1 Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series M1 Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

                  (iii) the Corporation shall:

                           (a) sell, convey or  dispose  of all or substantially
all of its assets;

                           (b) merge, consolidate or  engage  in any other busi-
ness combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incor-poration of the Corporation); or

                           (c) have approved, recommended or otherwise consented
to any transaction or series of related transactions which result in fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

then, upon the occurrence of any such Redemption Event, each holder of shares of Series M1 Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series M1 Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder.

         B. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Series M1 Preferred Stock means an amount equal to:

                      V        X       M
                  ----------
                     C P

where:

         "V" means the face amount thereof plus the accrued Premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of redemption;

         "CP" means $.8125; and

         "M" means the highest Closing Price of the Corporation's Common Stock during the period beginning on the date of the Redemption Notice and ending on the date of the redemption.

         C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series M1 Preferred Stock within ten (10) business days of its receipt of a notice requiring such redemption (a "Redemption Notice"), then the holder of Series M1 Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twelve percent (12%) and the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the Conversion Price.

         D.       Redemption by Corporation.

(i) The Corporation shall have the right, at any time and provided the Corporation is not in material violation of any of its obligations under this Certificate of Designation or the Securities Purchase Agreement to redeem (an "Optional Redemption") all (but not less than all) of the then outstanding Series M1 Preferred Stock (other than Series M1 Preferred Stock which is the subject of a Notice of Conversion delivered prior to the delivery date of the Optional Redemption Notice) for a price per share equal to the Optional Redemption Amount (as defined below) which right shall be exercisable only one time while any Series M1 Preferred Stock is outstanding by the Corporation in its sole discretion by delivery of an Optional Redemption Notice in accordance with the redemption procedures set forth below. Holders of Series M1 Preferred Stock may not convert any shares of Series M1 Preferred Stock selected for redemption hereunder into Common Stock at any time or on prior to the Effective Date of Redemption designated by the Corporation in the Optional Redemption Notice. The "Optional Redemption Amount" with respect to all of the then-outstanding shares of the Series M1 Preferred Stock shall be equal to (i) the combined Face Amount of those outstanding shares plus (ii) the accrued Premium thereon.

                                    VII. RANK

         All shares of the Series M1 Preferred Stock shall rank (i) equal with the Series M Preferred Stock; (ii) prior to the Corporation's Common Stock;
(iii) prior to the Series K and L Cumulative Convertible Preferred Stocks; (iv) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holder(s) of Series M1 and M Preferred Stock); and (iii) junior to the Corporations Series A Cumulative Convertible Preferred Stock, par value $.0001 per share (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                          VIII. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series M1 Preferred Stock shall have received the Liquidation Preference with respect to each share.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series M1 Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


                     IX. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the date of execution, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the
Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date of execution, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Fundamental Change"), then the holders of Series M1 Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Fundamental Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Fundamental Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series M1 Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series M1 Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this Paragraph B unless (i) each holder of Series M1 Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and
(ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Paragraph B. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series M1 Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Distribution. If at any time after the date of execution the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of Series M1 Preferred Stock shall be entitled, upon any conversion of shares of Series M1 Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

         D. Purchase Rights. If at any time after the date of execution, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series M1 Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series M1 Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article IX, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series M1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series M1 Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series M1 Preferred Stock.


                                X. VOTING RIGHTS

         The holders of the Series M1 Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "Business Corporation Law"), in this Article X and in Article XI below.

         Notwithstanding the above, the Corporation shall provide each holder of Series M1 Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Law the vote of the holders of the Series M1 Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series M1 Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series M1 Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series M1 Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series M1 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.


                            XI. PROTECTION PROVISIONS

         So long as any shares of Series M1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of at least a majority of the then outstanding shares of Series M1 Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series M1 Preferred Stock;

                  (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series M1 Preferred Stock;

                  (c) create any new class or series of capital stock having a preference over the Series M1 Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "Senior Securities");

                  (d) create any new class or series of capital stock ranking pari passu with the Series M1 Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "Pari Passu Securities");

                  (e) increase the authorized number of shares of Series M1 Preferred Stock;

                  (f) issue any shares of Series M1 Preferred Stock other than pursuant to the Securities Purchase Agreement with Fred Kassner;

                  (g) issue any additional shares of Senior Securities; or

                  (h) redeem, or declare or pay any cash dividend or distribu-tion on, any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series M1 Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series M1 Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the holders of the Series M1 Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series M1 Preferred Stock.

                               XII. MISCELLANEOUS

         A. Cancellation of Series M1 Preferred Stock. If any shares of Series M1 Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series M1 Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series M1 Preferred Stock.

         C. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series M1 Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock and the holder's rights as a holder of such converted shares of Series M1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a conversion of Series M1 Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock) the holder shall regain the rights of a holder of Series M1 Preferred Stock with respect to such unconverted shares of Series M1 Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 30th day of June, 1998.


                                         TREEV, INC.



                                         By:_________________________

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
               in order to Convert the Series M1 Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series M1 Preferred Stock (the "Conversion"), represented by stock certificate No.(s). ___________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of TREEV, Inc. (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series M1 Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series M1 Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

[  ]     The undersigned  hereby  requests that the  Corporation  electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned's Prime Broker (which is __________) with DTC through its Deposit Withdrawal Agent Commission System.


                            Date of Conversion:___________________________

                            Applicable Conversion Price:    $.8125

                            Number of Shares of
                            Common Stock to be Issued:____________________

                            Signature:____________________________________

                            Name:_________________________________________

                            Address:______________________________________

* The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its transfer agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than the later of (a) two (2) business days following receipt of this Notice of Conversion and (b) delivery of the original Preferred Stock Certificates (or evidence of loss, theft or destruction thereof) and shall make payments pursuant to the Certificate of Designation for the failure to make timely delivery.